Issuer Free Writing Prospectus, Dated July 26, 2011
Filed Pursuant to Rule 433
Registration Statement No. 172884
This invitation is non-transferable. Limit one invitee and one guest per invitation. Other restrictions may apply, see registration statement and prospectus described below for details. Management reserves the right to modify or cancel this event at any time, without notice. Participants must be 21 years of age to take part in this event. Application for membership in the Owner’s Club Stock Program is open to participants in the mychoice customer loyalty program. Not valid for persons on the Missouri, Indiana, or Louisiana Disassociated Persons List or persons who have otherwise been excluded by Pinnacle Entertainment or its subsidiaries. Gambling Problem? Call 1.800.994.8448 (IN), 1.888.BETSOFF (MO), and 1.877.770.7867 (LA). ©2011 Pinnacle Entertainment, Inc. All rights reserved. This invitation is not an offer to buy or the solicitation of an offer to sell any security of Pinnacle Entertainment, Inc., nor will there be any offer, sale or solicitation of any security in any jurisdiction in which such offer, sale or solicitation would be unlawful. Pinnacle Entertainment, Inc. has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-172884) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Pinnacle Entertainment, Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-877-764-8750. GAMBLING PROBLEM? PLEASE CALL 800.522.4700 Al meetings should be like this. You’re cordially invited to a night of wining and dining with your friends at L’Auberge du Lac. Enjoy a delectable five-course meal, complete with wine pairings. We’ll talk a little business, and we’ll have a lot of fun when we give away $75,000 in cash.

Saturday, august 27 8pm — 10pm • Sycamore Room Our very own Chef has coordinated with chefs from our sister properties to bring you “A Taste of Pinnacle”. Our Sommelier will conduct wine pairings to perfectly complement each course. We’ll even have the wine vendors available, so you can take home a bottle of your favorite vintage from the meal. After dinner, we’ll provide information about The Owner’s Club Stock Program. Then to cap it off, we’ll give away $75,000 in cash, with a top prize of $50,000. This is a meal you won’t want to miss. For reservations, call 866.391.7333. the owner’s club stock program